AUTODESK, INC. (ADSK)
FOURTH QUARTER FISCAL 2014 EARNINGS ANNOUNCEMENT
February 26, 2014
PREPARED REMARKS

Autodesk is posting a copy of these prepared remarks and its press release to its Investor Relations website. These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, February 26, 2014 at 2:00 pm PT (5:00 pm ET) and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.
To access the live broadcast of the question and answer session, please visit the Investor Relations section of Autodesk’s website at www.autodesk.com/investor. A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Business Model Transition

During the latter part of fiscal year 2014, Autodesk announced a business model transition in which the company would provide more offerings including desktop subscriptions (formerly referred to as rentals), cloud subscriptions, and flexible license arrangements for enterprise customers, in addition to our existing perpetual license and maintenance subscription offerings. Over the next four years, we expect to significantly increase our subscription base and the annual value per subscription, which we believe will help drive billings growth. During the transition, revenue, deferred revenue, operating margin, and EPS will be impacted as more revenue is recognized ratably rather than up front and as new offerings bring a wider variety of price points.

Fourth Quarter Fiscal 2014 Overview

The fourth quarter marks the first full quarter of the business model transition (noted above). Fourth quarter revenue excludes approximately $30 million that was deferred as a result of the company's business model transition. The $30 million is related to enterprise flexible license arrangements with certain enterprise customers and had particular impact on license revenue in the Americas and the Architecture, Engineering and Construction (AEC) business segment.

Our fourth quarter results were highlighted by continued strong growth in suites and strong growth in Asia Pacific (APAC) on a constant currency basis. When normalized for the impact from the business model transition (noted above), our fourth quarter results also reflect solid demand in our AEC business segment and in the Americas. Fourth quarter cash flow from operations was also strong.

Fourth quarter performance included:

•
Revenue was $587 million, a decrease of 3 percent compared to the fourth quarter last year as reported, and 2 percent on a constant currency basis. Normalized for the business model transition (noted above), revenue would have experienced approximately 2 percent year-over-year growth.

•	GAAP operating margin was 9 percent, compared to 14 percent in the fourth quarter last year.

•	Non-GAAP operating margin was 20 percent, compared to 25 percent in the fourth quarter last year.

•	GAAP diluted earnings per share were $0.23, compared to $0.32 in the fourth quarter last year.

•	Non-GAAP diluted earnings per share were $0.40, compared to $0.53 in the fourth quarter last year.

•
Deferred revenue increased 8 percent to a record $901 million, compared to $835 million in the fourth quarter last year. Normalized for the business model transition (noted above), deferred revenue would have experienced approximately 4 percent year-over-year growth.

•	Cash flow from operating activities increased 18 percent to $184 million, compared to $156 million in the fourth quarter last year.

Revenue Analysis

(in millions)	4Q 2013	1Q 2014	2Q 2014	3Q 2014	4Q 2014	FY 2014
Total net revenue (1)	$607	$570	$562	$555	$587	$2,274
License and other revenue (2)	$365	$324	$313	$298	$321	$1,255
Subscription revenue (2)	$242	$247	$249	$258	$266	$1,019
___________
(1) Totals may not agree with the sum of the components due to rounding.
(2) Effective in the first quarter of fiscal 2014, Autodesk reclassified certain revenue associated with cloud service offerings from
"License and Other Revenue" to "Subscription Revenue." Prior period amounts have been revised to conform to the current period presentation. Subscription revenue includes maintenance and cloud-based revenue.

Total net revenue for the fourth quarter decreased 3 percent to $587 million, as compared to the fourth quarter last year as reported, and 2 percent on a constant currency basis. Normalized for the business model transition (noted above), revenue would have experienced approximately 2 percent year-over-year growth.

The fourth quarter last year benefited from approximately $24 million in additional revenue from a promotion run in advance of a change in upgrade pricing.

License and other revenue decreased 12 percent to $321 million, as compared to the fourth quarter last year. Normalized for the business model transition (noted above), license and other revenue would have experienced a decline of approximately 3 percent year-over-year.

Subscription revenue increased 10 percent to $266 million, as compared to the fourth quarter last year. The business model transition (noted above) did not have an impact on subscription revenue.

Net subscription billings (includes maintenance subscription and cloud subscription billings) increased 2 percent compared to the fourth quarter last year. The increase is related primarily to growth in both maintenance subscription and cloud subscription billings. Net subscription billings in the fourth quarter last year benefited from early maintenance renewals in advance of a pricing increase. Net subscription billings increased 61 percent sequentially. The sequential increase is primarily related to seasonally higher maintenance subscription billings. The business model transition (noted above) did not have an impact on net subscription billings.

Revenue by Geography (1)

(in millions)	4Q 2013	1Q 2014	2Q 2014	3Q 2014	4Q 2014	FY 2014
Americas	$221	$202	$202	$208	$207	$819
EMEA	$238	$216	$202	$204	$229	$852
Asia Pacific	$148	$152	$158	$143	$150	$603

Emerging Economies	$84	$75	$86	$84	$88	$334
Emerging as a percentage of Total Revenue	14%	13%	15%	15%	15%	15%
___________
(1) Totals may not agree with the sum of the components due to rounding.

Revenue in the Americas decreased 6 percent to $207 million, as compared to the fourth quarter last year. Normalized for the business model transition (noted above), revenue in the Americas would have experienced approximately 6 percent year-over-year growth with particular strength in the U.S.

Revenue in EMEA decreased 4 percent to $229 million, as compared to the fourth quarter last year as reported, and 6 percent on a constant currency basis. Normalized for the business model transition (noted above), revenue in EMEA would have experienced a decline of approximately 3 percent year-over-year.

Revenue in APAC increased 2 percent to $150 million, as compared to the fourth quarter last year as reported, and 10 percent on a constant currency basis. Normalized for the business model transition (noted above), revenue in APAC would have experienced approximately 3 percent year-over-year growth, with particular strength in Japan.

Revenue from emerging economies increased 5 percent to $88 million, as compared to the fourth quarter last year as reported, and 4 percent on a constant currency basis. The business model transition (noted above) did not have an impact on revenue from emerging economies. Among the BRIC countries, growth was led by India.

Revenue by Product Type (1)

(in millions)	4Q 2013	1Q 2014	2Q 2014	3Q 2014	4Q 2014	FY 2014
Flagship (2)	$331	$312	$289	$275	$288	$1,164
Suites (2)	$188	$176	$193	$199	$216	$784
New and Adjacent (2)	$89	$82	$80	$82	$83	$326
___________
(1) Totals may not agree with the sum of the components due to rounding.
(2) The 2013 quarterly product category revenue amounts have been updated to conform with the current period's presentation.

As we have previously discussed, our customers continue to migrate to our Design and Creation Suites. As a result, revenue for many of our stand-alone products are negatively impacted, which impacts the growth of both Flagship and New and Adjacent categories.

Revenue from Flagship products decreased 13 percent to $288 million, compared to the fourth quarter last year. The year-over-year decline in Flagship was driven primarily by a decrease in AutoCAD, reflecting customer migration to our suites. Normalized for the business model transition (noted above), revenue from Flagship would have experienced a decrease of approximately 3 percent year-over-year.

Revenue from Suites was $216 million, or 37 percent of total revenue. Revenue from Suites increased 15 percent compared to the fourth quarter last year. Year-over-year growth in Suites was led by strong growth in AEC suites. The business model transition (noted above) did not have an impact on revenue from Suites.

Revenue from New and Adjacent products was $83 million and decreased 6 percent compared to the fourth quarter last year. The business model transition (noted above) did not have an impact on revenue from New and Adjacent.
Revenue by Business Segment

(in millions)	4Q 2013	1Q 2014	2Q 2014	3Q 2014	4Q 2014	FY 2014
Platform Solutions and Emerging Business (1)	$197	$213	$197	$183	$196	$789
Architecture, Engineering and Construction (1)	$208	$172	$177	$186	$196	$731
Manufacturing	$155	$139	$144	$142	$154	$579
Media and Entertainment	$47	$47	$43	$44	$41	$175
____________
(1) The 2013 quarterly segment revenue amounts have been updated to conform with the current period's presentation.

Revenue from our Platform Solutions and Emerging Business (PSEB) segment decreased 1 percent to $196 million, compared to the fourth quarter last year. Combined revenue from AutoCAD and AutoCAD LT was $171 million, an increase of 1 percent compared to the fourth quarter last year. Strength in AutoCAD LT was partially offset by a decline in AutoCAD. The decrease in AutoCAD in part reflects customer migration to our Design and Creation Suites. Revenue from PSEB suites increased 5 percent compared to the fourth quarter last year. The business model transition (noted above) did not have an impact on revenue from PSEB.

Revenue from our AEC business segment decreased 6 percent to $196 million, compared to the fourth quarter last year. Normalized for the business model transition (noted above), revenue from AEC would have experienced an increase of approximately 8 percent year-over-year. Revenue from our AEC suites increased 32 percent compared to the fourth quarter last year.

Revenue from our Manufacturing business segment was $154 million, flat compared to the fourth quarter last year. Revenue from our Manufacturing suites increased 4 percent compared to the fourth quarter last year. The business model transition (noted above) did not have an impact on revenue from Manufacturing.

Revenue from our Media and Entertainment (M&E) business segment decreased 12 percent to $41 million, compared to the fourth quarter last year. Revenue from our Animation products, including Maya, 3ds Max, and our Entertainment Creation Suites, decreased 5 percent compared to the fourth quarter last year. Revenue from Creative Finishing decreased 28 percent compared to the fourth quarter last year. The decrease in M&E revenue is related primarily to a general decrease in the M&E industry end-market demand and the planned inclusion of our M&E products in other Autodesk industry suites. The business model transition (noted above) did not have an impact on revenue from M&E.

Foreign Currency Impact (1)

(in millions)	4Q 2013	1Q 2014	2Q 2014	3Q 2014	4Q 2014	FY 2014
FX Impact on Total Revenue	$(15)	$(17)	$(17)	$(13)	$(8)	$(54)
FX Impact on Cost of Revenue and Operating Expenses	$1	$5	$4	$3	$3	$16
FX Impact on Operating Income	$(14)	$(12)	$(13)	$(10)	$(5)	$(38)
___________
(1) Totals may not agree with the sum of the components due to rounding.

The foreign currency impact represents the U.S. Dollar impact of changes in foreign currency rates on our financial results as well as the impact of gains and losses from our hedging program.

Compared to the fourth quarter of last year, the impact of foreign currency exchange rates including the impact of our hedging program was $8 million unfavorable on revenue and $3 million favorable on cost of revenue and operating expenses.

Compared to the third quarter of fiscal 2014, the impact of foreign currency exchange rates and hedging was neutral on revenue and $1 million unfavorable on cost of revenue and operating expenses.

Balance Sheet Items and Cash Review

(in millions)	4Q 2013	1Q 2014	2Q 2014	3Q 2014	4Q 2014	FY 2014
Cash Flows from Operating Activities	$156	$224	$65	$91	$184	$564
Capital Expenditures	$12	$26	$17	$12	$9	$64
Depreciation, Amortization and Accretion	$35	$33	$32	$31	$33	$129
Total Cash and Marketable Securities, net of $750M debt	$1,615	$1,730	$1,658	$1,729	$1,794	$1,794
Days Sales Outstanding	74	46	49	50	66	66
Deferred Revenue	$835	$851	$806	$766	$901	$901

Net of long-term debt, total cash and investments at the end of the fourth quarter was approximately $1.8 billion. Approximately 75 percent of the total cash and investments is located offshore and will fluctuate subject to business needs.
During the fourth quarter, Autodesk used $105 million to repurchase approximately 2.2 million shares of common stock at an average repurchase price of $47.29 per share. For the full year, Autodesk used approximately $424 million to repurchase approximately 10.5 million shares of common stock at an average price of $40.43 per share. Through this stock repurchase program, Autodesk remains committed to returning excess cash to our stockholders and reducing shares outstanding over time.

Cash flow from operating activities during the fourth quarter was $184 million, an increase of 18 percent compared to the fourth quarter last year and an increase of 103 percent sequentially. The year-over-year increase is primarily related to changes in billings linearity and strong cash collections. The sequential increase is primarily related to seasonal changes in deferred revenue.

Days sales outstanding (DSO) was 66 days, which was a decrease of 8 days as compared to the fourth quarter last year and an increase of 16 days sequentially. The year-over-year decrease is primarily related to changes in billings linearity and strong cash collections resulting in a lower accounts receivable balance compared to the prior year.  The sequential increase is primarily the result of seasonally strong maintenance billings.

Deferred revenue increased 8 percent to a record $901 million, compared to the fourth quarter last year.  The year-over-year increase is primarily related to a net increase in subscription billings over the past four quarters.  Normalized for the business model transition (noted above), deferred revenue would have experienced approximately 4 percent year-over-year growth.

Backlog was $20 million, flat compared to the fourth quarter last year and an increase of $17 million sequentially. At the end of the fourth quarter, channel inventory remained approximately one week.

Margins and EPS Review (1)

	4Q 2013	1Q 2014	2Q 2014	3Q 2014	4Q 2014	FY 2014
Gross Margin
Gross Margin - GAAP	90%	88%	88%	88%	88%	88%
Gross Margin - Non-GAAP	92%	90%	90%	90%	90%	90%
Operating Expenses (in millions)
Operating Expenses - GAAP	$460	$422	$410	$420	$463	$1,715
Operating Expenses - Non-GAAP	$404	$378	$370	$378	$413	$1,539
Operating Margin
Operating Margin - GAAP	14%	14%	15%	12%	9%	13%
Operating Margin - Non-GAAP	25%	24%	24%	22%	20%	22%
Earnings Per Share
Diluted Net Income Per Share - GAAP	$0.32	$0.24	$0.27	$0.25	$0.23	$1.00
Diluted Net Income Per Share - Non-GAAP	$0.53	$0.42	$0.45	$0.41	$0.40	$1.68
___________
(1) Totals may not agree with the sum of the components due to rounding.

GAAP gross margin in the fourth quarter was 88 percent. Non-GAAP gross margin in the fourth quarter was 90 percent. The year-over-year decrease in both GAAP and non-GAAP gross margin is primarily related to lower revenue related to the business model transition (noted above) and higher cloud-related costs.

GAAP operating expenses increased 1 percent year-over-year primarily related to higher employee related costs partially offset by various one-time credit items. GAAP operating expenses increased 10 percent sequentially primarily related to seasonally higher sales commissions and employee related costs.

Non-GAAP operating expenses increased 2 percent year-over-year primarily related to higher employee related costs. Non-GAAP operating expenses increased 9 percent sequentially primarily related to seasonally higher sales commissions and employee related costs.

GAAP operating margin was 9 percent, compared to 14 percent in the fourth quarter last year. Non-GAAP operating margin was 20 percent, compared to 25 percent in the fourth quarter last year. The year-over-year decrease in both GAAP and non-GAAP operating margin is primarily related to lower revenue related to the business model transition (noted above) and higher cloud-related costs. Foreign currency exchange had a negative impact on GAAP operating margin of approximately 60 basis points and non-GAAP operating margin of approximately 50 basis points, compared to the fourth quarter last year.

The fourth quarter effective tax rate was 4 percent and 22 percent for GAAP and non-GAAP, respectively. The GAAP and non-GAAP effective tax rates were lower than expected due to the geographic mix of earnings and the resulting cumulative tax rate benefit recorded in the fourth quarter. One-time discrete items also reduced the GAAP rate.

GAAP earnings per diluted share for the fourth quarter were $0.23. Non-GAAP earnings per diluted share for the fourth quarter were $0.40.

The share count used to compute basic net income per share was 225.5 million. The share count used to compute diluted net income per share was 231.1 million.

A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below. Autodesk's business outlook for the first quarter and full year fiscal 2015 assumes, among other things, a continuation of the current economic environment and foreign exchange currency rate environment, and interest expense related to Autodesk's $750 million debt offering in December 2012.

First Quarter Fiscal 2015
First quarter EPS guidance includes the dilutive impact of the Delcam acquisition.

Q1 FY15 Guidance Metrics	Q1 FY15 (ending April 30, 2014)
Revenue (in millions)	$560-$575
EPS GAAP	$0.01-$0.04
EPS Non-GAAP (1)	$0.19-$0.22
_______________
(1) Non-GAAP earnings per diluted share exclude $0.11 related to stock-based compensation expense, $0.06 for the amortization of acquisition related intangibles, and $0.01 related to restructuring charges.

The majority of the projected euro, yen and Australian dollar denominated net revenue for our first quarter fiscal 2015 has been hedged, which should materially reduce the impact of currency fluctuations on our first quarter results. However, over an extended period of time, currency fluctuations will increasingly impact our results. We also hedge certain expenses as noted below. We hedge our net exposures using a four quarter rolling layered hedge program. As such, a portion of the projected euro, yen, and Australian dollar denominated net revenue for our fiscal 2015 has been hedged. The closer to the current time period, the more we are hedged. See below for more details on our foreign currency hedging program.

Full Year Fiscal 2015

FY15 Guidance Metrics	FY15 (ending January 31, 2015)
Net billings growth	5-8%
Revenue growth	3-5%
GAAP operating margin	5-8%
Non-GAAP operating margin	14-16%
Net new subscription additions	150,000-200,000

A reconciliation between the GAAP and non-GAAP estimates for fiscal 2015 is provided in the tables following this press release.

Both the first quarter and full year fiscal 2015 outlook assumes projected annual effective tax rates of approximately 25.5 percent for both GAAP and non-GAAP results. These rates do not include one-time discrete items or the federal R&D tax credit that expired on December 31, 2013.

Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth

Given continued foreign exchange volatility, we would like to provide a brief summary of how we handle foreign currency exchange hedging as well as a description of how we calculate constant currency growth rates. A few points on our hedging program include:

•
We do not conduct foreign currency exchange hedging for speculative purposes. The purpose of our hedging program is to reduce risk from foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

•
We utilize cash flow hedges on projected billings and certain projected operating expenses in major currencies. We hedge our net exposures using a four quarter rolling layered hedge. The closer to the current time period, the more we are hedged.

•	The major currencies we hedge include the euro, yen, pound sterling, Australian dollar, Canadian dollar, and Swiss franc. The euro is the primary exposure for the company.

When we report period-over-period growth rate percentages on a constant currency basis, we attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative period. However, when we calculate the foreign currency impact of exchange rates in the current and comparative period on our financial results (See table above in “Foreign Currency Impact” section) we include the U.S. Dollar impact of fluctuations in foreign currency exchange rates as well as the impact of gains and losses recorded as a result of our hedging program.

Autodesk’s Product Type Classification

The following represents Autodesk’s current view for product categorization. Autodesk will periodically make changes to this list. This is not a complete list.

“Flagship” includes the following products:

•3ds Max®
•AutoCAD®
•AutoCAD LT®
•AutoCAD® vertical products such as AutoCAD® Mechanical and AutoCAD® Architecture
•Civil 3D®
•Inventor® products (standalone)
•Maya®
•Plant 3D
•Revit® products (standalone)

“Suites” include the following product classes:

•AutoCAD® Design Suites
•Building Design Suites
•Educational/academic suites
•Entertainment Creation Suites
•Factory Design Suites
•Infrastructure Design Suites

•Inventor® family suites
•Plant Design Suites
•Product Design Suites
•Revit® family suites

“New and Adjacent” includes the following products and services:

•Alias® Design products
•Autodesk® 360 products
•Autodesk® Consulting
•Autodesk® Simulation Mechanical
•Autodesk® Simulation Multiphysics
•Buzzsaw®
•CF Design
•Constructware®
•Consumer products
•Creative Finishing products
•Moldflow® products
•Navisworks®
•Scaleform®
•Vault products
•All other products

Glossary of Terms

License and Other revenue: License and other revenue consists of two components: all forms of product license revenue and other revenue. Product license revenue includes: software license revenue from the sale of new seat licenses and upgrades. Other revenue consists of revenue from Creative Finishing, consulting and training services.

Subscription revenue: Our subscription revenue consists of two components: maintenance revenue for our software products and revenue for our cloud service offerings, including Autodesk 360.

Maintenance subscription: Our maintenance program provides our commercial and educational customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance program, customers are eligible to receive unspecified upgrades when and if available, downloadable training courses and online support.  We recognize maintenance revenue over the term of the agreements, generally between one and three years.

Safe Harbor Statement

These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, statements regarding revenue growth, our business model transition, billings growth, annual subscription value growth, subscription growth, demand for and adoption of cloud and mobile-based services, trends (including by geography, product, product type, and end user), the impact of general seasonality on the timing of future revenues, the impact of foreign exchange hedges, and other statements regarding our strategies, market and products positions, performance and results.

There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including: general market, political, economic and business conditions; failure to maintain our revenue growth and profitability; failure to successfully manage transitions to new business models and markets, including the introduction of additional ratable revenue streams and our continuing efforts to attract customers to our cloud-based offerings and expenses related to the transition of our business model;
failure to maintain cost reductions and productivity increases or otherwise control our expenses; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; slowing momentum in subscription billings or revenues; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; unexpected fluctuations in our tax rate; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the year ended January 31, 2013 and Forms 10-Q for the quarters ended April 30, July 31, 2013 and October 31, 2013, which are on file with the U.S. Securities and Exchange Commission. Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2013 Autodesk, Inc. All rights reserved.

Autodesk, Inc.

Other Supplemental Financial Information (a)

Fiscal Year 2014	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2014
Financial Statistics ($ in millions, except per share data):
Total Net Revenue:	$570	$562	$555	$587	$2,274
License and Other Revenue	$324	$313	$298	$321	$1,255
Subscription Revenue	$247	$249	$258	$266	$1,019

GAAP Gross Margin	88%	88%	88%	88%	88%
Non-GAAP Gross Margin (1)(2)	90%	90%	90%	90%	90%

GAAP Operating Expenses	$422	$410	$420	$463	$1,715
GAAP Operating Margin	14%	15%	12%	9%	13%
GAAP Net Income	$56	$62	$58	$54	$229
GAAP Diluted Net Income Per Share (b)	$0.24	$0.27	$0.25	$0.23	$1.00

Non-GAAP Operating Expenses (1)(3)	$378	$370	$378	$413	$1,539
Non-GAAP Operating Margin (1)(4)	24%	24%	22%	20%	22%
Non-GAAP Net Income (1)(5)(c)	$96	$102	$94	$93	$386
Non-GAAP Diluted Net Income Per Share (1)(6)(b)(c)	$0.42	$0.45	$0.41	$0.40	$1.68

Total Cash and Marketable Securities	$2,480	$2,408	$2,479	$2,544	$2,544
Days Sales Outstanding	46	49	50	66	66
Capital Expenditures	$26	$17	$12	$9	$64
Cash Flow from Operating Activities	$224	$65	$91	$184	$564
GAAP Depreciation, Amortization and Accretion	$33	$32	$31	$33	$129

Deferred Subscription Revenue Balance (c)	$775	$736	$699	$789	$789

Revenue by Geography:
Americas	$202	$202	$208	$207	$819
Europe, Middle East and Africa	$216	$202	$204	$229	$852
Asia Pacific	$152	$158	$143	$150	$603
% of Total Rev from Emerging Economies	13%	15%	15%	15%	15%

Revenue by Segment:
Platform Solutions and Emerging Business	$213	$197	$183	$196	$789
Architecture, Engineering and Construction	$172	$177	$186	$196	$731
Manufacturing	$139	$144	$142	$154	$579
Media and Entertainment	$47	$43	$44	$41	$175

Other Revenue Statistics:
% of Total Rev from Flagship	55%	51%	50%	49%	51%
% of Total Rev from Suites	31%	34%	36%	37%	34%
% of Total Rev from New and Adjacent	14%	14%	15%	14%	14%
% of Total Rev from AutoCAD and AutoCAD LT	34%	31%	29%	29%	30%

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to
Foreign Currencies Compared to Comparable Prior Year Period:
FX Impact on Total Net Revenue	$(17)	$(17)	$(13)	$(8)	$(54)
FX Impact on Cost of Revenue and Total Operating Expenses	$5	$4	$3	$3	$16
FX Impact on Operating Income	(12)	(13)	(10)	(5)	(38)

Gross Margin by Segment:
Platform Solutions and Emerging Business	$195	$180	$166	$176	$717
Architecture, Engineering and Construction	$156	$161	$169	$178	$664
Manufacturing	$128	$132	$130	$142	$532
Media and Entertainment	$37	$34	$35	$32	$138
Unallocated amounts	$(12)	$(12)	$(12)	$(14)	$(50)

Common Stock Statistics (in millions):
Common Shares Outstanding	224.4	222.5	224.6	226.7	226.7
Fully Diluted Weighted Average Shares Outstanding	229.3	228.3	227.7	231.1	229.6
Shares Repurchased	3.2	3.1	2.0	2.2	10.5

(a) Totals may not agree with the sum of the components due to rounding.
(b) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year.
(c) Prior amounts have been conformed to align with the current period presentation.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income, and non-GAAP net income per share. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles, gain and loss on strategic investments, and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2014
(2) GAAP Gross Margin	88%	88%	88%	88%	88%
Stock-based compensation expense	—%	—%	—%	—%	—%
Amortization of developed technology	2%	2%	2%	2%	2%

Non-GAAP Gross Margin	90%	90%	90%	90%	90%

(3) GAAP Operating Expenses	$422	$410	$420	$463	$1,715
Stock-based compensation expense	(32)	(30)	(30)	(34)	(126)
Amortization of customer relationships and trade names	(11)	(9)	(7)	(9)	(37)
Restructuring (charges) benefits, net	—	(2)	(4)	(6)	(13)
Non-GAAP Operating Expenses	$378	$370	$378	$413	$1,539

(4) GAAP Operating Margin	14%	15%	12%	9%	13%
Stock-based compensation expense	6%	6%	6%	6%	6%
Amortization of developed technology	2%	2%	2%	2%	2%
Amortization of customer relationships and trade names	2%	1%	1%	2%	1%
Restructuring charges (benefits), net	—%	—%	1%	1%	—%
Non-GAAP Operating Margin	24%	24%	22%	20%	22%

(5) GAAP Net Income	$56	$62	$58	$54	$229
Stock-based compensation expense	34	31	32	36	132
Amortization of developed technology	11	11	11	12	44
Amortization of customer relationships and trade names	11	9	7	9	37
Restructuring charges (benefits), net	—	2	4	6	13
(Gain) loss on strategic investments	1	—	—	1	2
Discrete GAAP tax provision items	(1)	1	(3)	(8)	(10)
Income tax effect of non-GAAP adjustments	(15)	(14)	(14)	(17)	(61)
Non-GAAP Net Income	$96	$102	$94	$93	$386

(6) GAAP Diluted Net Income Per Share	$0.24	$0.27	$0.25	$0.23	$1.00
Stock-based compensation expense	0.15	0.14	0.14	0.15	0.57
Amortization of developed technology	0.05	0.05	0.04	0.05	0.19
Amortization of customer relationships and trade names	0.05	0.04	0.03	0.04	0.16
Restructuring charges (benefits), net	—	0.01	0.02	0.03	0.06
(Gain) loss on strategic investments	—	—	—	—	—
Discrete GAAP tax provision items	—	—	(0.01)	(0.03)	(0.04)
Income tax effect of non-GAAP adjustments	(0.07)	(0.06)	(0.06)	(0.07)	(0.26)
Non-GAAP Diluted Net Income Per Share	$0.42	$0.45	$0.41	$0.40	$1.68

Reconciliation for Business Model Transition:
The following is a reconciliation of the year-over-year rates discussed within:
Impacted revenue line:	Total Revenue	License and other revenue	Flagship	AEC	Deferred Revenue
Stated year-over-year percent increase/(decrease)	(3)%	(12)%	(13)%	(6)%	8%
Business Model Transition impact	5%	9%	10%	14%	(4)%
Normalized year-over-year percent increase/(decrease)	2%	(3)%	(3)%	8%	4%

Impacted revenue by geography:	Americas	EMEA	APAC
Stated year-over-year percent increase/(decrease)	(6)%	(4)%	2%
Business Model Transition impact	12%	1%	1%
Normalized year-over-year percent increase/(decrease)	6%	(3)%	3%

Reconciliation for Guidance:
The following is a reconciliation of anticipated full year fiscal 2015 GAAP and non-GAAP operating margins:

FY15 Revenue Growth	3%	5%
GAAP operating margin	5%	8%
Stock-based compensation expense	6%	5%
Amortization of purchased intangibles	3%	3%
Restructuring charges	—%	—%
Non-GAAP operating margin	14%	16%

Reconciliation for Long Term Operating Margins:
Autodesk is not able to provide targets for our long term (ending with fiscal year 2018) GAAP operating margins at this time because of the difficulty of estimating certain items that are excluded from non-GAAP that affect operating margin, such as charges related to stock-based compensation expense and amortization of acquisition related intangibles, the effect of which may be significant.

Fiscal Year 2013	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2013
Financial Statistics ($ in millions, except per share data):
Total Net Revenue:	$589	$569	$548	$607	$2,312
License and Other Revenue (c)	$355	$334	$310	$365	$1,364
Subscription Revenue (c)	$233	$235	$238	$242	$948

GAAP Gross Margin	90%	89%	89%	90%	90%
Non-GAAP Gross Margin (1)(2)	92%	91%	91%	92%	92%

GAAP Operating Expenses	$436	$416	$456	$460	$1,768
GAAP Operating Margin	16%	16%	6%	14%	13%
GAAP Net Income	$79	$65	$29	$75	$248
GAAP Diluted Net Income Per Share (b)	$0.34	$0.28	$0.13	$0.32	$1.07

Non-GAAP Operating Expenses (1)(3)	$396	$376	$355	$404	$1,531
Non-GAAP Operating Margin (1)(4)	25%	25%	27%	25%	25%
Non-GAAP Net Income (1)(5)(c)	$109	$111	$109	$121	$450
Non-GAAP Diluted Net Income Per Share (1)(6)(b)(c)	$0.47	$0.48	$0.47	$0.53	$1.94

Total Cash and Marketable Securities	$1,796	$1,717	$1,737	$2,365	$2,365
Days Sales Outstanding	46	58	49	74	74
Capital Expenditures	$12	$17	$17	$12	$56
Cash Flow from Operating Activities	$139	$107	$157	$156	$559
GAAP Depreciation, Amortization and Accretion	$29	$29	$35	$35	$128

Deferred Subscription Revenue Balance (c)	$658	$687	$648	$753	$753

Revenue by Geography:
Americas	$208	$199	$209	$221	$836
Europe, Middle East and Africa	$224	$210	$196	$238	$869
Asia Pacific	$157	$161	$142	$148	$608

% of Total Rev from Emerging Economies	14%	15%	15%	14%	14%

Revenue by Segment:
Platform Solutions and Emerging Business (c)	$227	$216	$203	$197	$843
Architecture, Engineering and Construction (c)	$166	$163	$165	$208	$701
Manufacturing	$146	$141	$132	$155	$574
Media and Entertainment	$51	$49	$48	$47	$194

Other Revenue Statistics (c):
% of Total Rev from Flagship (d)	58%	57%	55%	54%	56%
% of Total Rev from Suites	28%	29%	30%	31%	30%
% of Total Rev from New and Adjacent (d)	14%	14%	15%	15%	15%
% of Total Rev from AutoCAD and AutoCAD LT	35%	34%	33%	29%	33%

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to
Foreign Currencies Compared to Comparable Prior Year Period:
FX Impact on Total Net Revenue	$14	$(1)	$(10)	$(15)	$(12)
FX Impact on Cost of Revenue and Total Operating Expenses	$(2)	$6	$7	$1	$12
FX Impact on Operating Income	$12	$5	(3)	$(14)	$—

Gross Margin by Segment (c):
Platform Solutions and Emerging Business	$214	$202	$190	$182	$788
Architecture, Engineering and Construction	$151	$149	$151	$192	$643
Manufacturing	$134	$130	$122	$145	$531
Media and Entertainment	$42	$39	$38	$38	$157
Unallocated amounts	$(11)	$(11)	$(11)	$(12)	$(45)

Common Stock Statistics (in millions):
Common Shares Outstanding	229.7	226.7	224.5	223.6	223.6
Fully Diluted Weighted Average Shares Outstanding	234.1	232.1	229.9	229.6	231.7
Shares Repurchased	2.5	3.4	4.0	2.6	12.5

(a) Totals may not agree with the sum of the components due to rounding.
(b) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year.
(c) Prior amounts have been conformed to align with the current period presentation.
(d) The first three quarters of 2013 percentages have been updated to reflect an adjustment implemented after we reported our results of operations for the third quarter of fiscal 2013.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income, and non-GAAP net income per share. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles, gain and loss on strategic investments, and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2013
(2) GAAP Gross Margin	90%	89%	89%	90%	90%
Stock-based compensation expense	—%	—%	—%	—%	—%
Amortization of developed technology	2%	2%	2%	2%	2%
Non-GAAP Gross Margin	92%	91%	91%	92%	92%

(3) GAAP Operating Expenses	$436	$416	$456	$460	$1,768
Stock-based compensation expense	(32)	(32)	(51)	(36)	(151)
Amortization of customer relationships and trade names	(8)	(8)	(14)	(13)	(42)
Restructuring (charges) benefits, net	—	—	(37)	(7)	(44)
Non-GAAP Operating Expenses	$396	$376	$355	$404	$1,531

(4) GAAP Operating Margin	16%	16%	6%	14%	13%
Stock-based compensation expense	6%	6%	10%	6%	7%
Amortization of developed technology	2%	2%	2%	2%	1%
Amortization of customer relationships and trade names	1%	1%	2%	2%	2%
Restructuring charges (benefits), net	—%	—%	7%	1%	2%
Non-GAAP Operating Margin	25%	25%	27%	25%	25%

(5) GAAP Net Income	$79	$65	$29	$75	$248
Stock-based compensation expense	33	34	52	38	156
Amortization of developed technology	10	10	10	10	40
Amortization of customer relationships and trade names	8	8	14	13	42
Restructuring charges (benefits), net	—	—	37	7	44
(Gain) loss on strategic investments (7)	(1)	5	—	—	4
Discrete GAAP tax provision items	(6)	3	(16)	(8)	(27)
Income tax effect of non-GAAP adjustments	(14)	(12)	(17)	(14)	(57)
Non-GAAP Net Income	$109	$111	$109	$121	$450

(6) GAAP Diluted Net Income Per Share	$0.34	$0.28	$0.13	$0.32	$1.07
Stock-based compensation expense	0.14	0.15	0.23	0.16	0.67

Amortization of developed technology	0.04	0.04	0.04	0.05	0.18
Amortization of customer relationships and trade names	0.03	0.03	0.06	0.05	0.18
Restructuring charges (benefits), net	—	—	0.15	0.03	0.18
(Gain) loss on strategic investments (7)	—	0.02	—	—	0.02
Discrete GAAP tax provision items	(0.03)	0.01	(0.07)	(0.02)	(0.12)
Income tax effect of non-GAAP adjustments	(0.05)	(0.05)	(0.07)	(0.06)	(0.24)
Non-GAAP Diluted Net Income Per Share	$0.47	$0.48	$0.47	$0.53	$1.94

(7) Effective in the second quarter of fiscal 2013, Autodesk began excluding gains and losses on strategic investments for purposes of its non-GAAP financial measures. Prior period non-GAAP interest and other income (expense), net, net income and earnings per share amounts have been revised to conform to the current period presentation.